UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

___________________________________________

CURRENT REPORT

___________________________________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 24, 2023

___________________________________________

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

___________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADMP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On February 24, 2023, Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis” or the “Company”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with DMK Pharmaceuticals Corporation (“DMK”), a New Jersey corporation, and Aardvark Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Adamis (“Merger Sub”). Under the terms of and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of certain matters relating to the transaction by the Company’s stockholders and DMK’s stockholders, DMK will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly-owned subsidiary of Adamis. DMK Pharmaceuticals is a clinical stage neuro-biotechnology company focused on the development and commercialization of products for the treatment of a variety of neuro-based disorders with significant unmet medical needs. The current DMK product candidates have been selected and developed from a proprietary portfolio of small molecule neuropeptide analogues and include product candidates for the treatment of opioid use disorder, chronic pain, Parkinson’s disease, and bladder problems. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended.

At the effective time of the Merger (the “Effective Time”), each share of common stock of DMK (other than dissenting shares, if any) will generally be converted into the right to receive a number of shares of Adamis common stock (“Common Stock”) equal to the exchange ratio as defined in the Merger Agreement and described below; however, if a DMK shareholder’s receipt of such shares would result in the shareholder’s beneficial ownership of Adamis Common Stock exceeding a certain percentage limit specified in the Merger Agreement, then the shareholder will, in lieu of receiving shares of Common Stock in excess of such beneficial ownership limit, receive shares of a new series of Adamis convertible preferred stock (the “Series E Preferred”) that is generally convertible into the number of shares of Adamis Common Stock that the stockholder would have been entitled to receive in excess of such beneficial ownership limit, but that is subject to certain beneficial ownership limitations on conversion and voting rights (the shares of Adamis Common Stock and Series E Preferred that are issuable pursuant to the Merger Agreement, sometimes referred to as the “Merger Consideration Shares”). The number of shares of Adamis Common Stock that will be issuable (including upon conversion of shares of Series E Preferred issuable in the transaction without regard to beneficial ownership conversion limitations) to holders of outstanding shares of DMK common stock (other than holders, if any, of dissenting shares) will be determined by dividing $27,000,000 by the average closing prices of the Adamis Common Stock for the five trading days ending one trading day before the Effective Time (adjusted to give effect to the reverse stock split of the Common Stock); and the exchange ratio will be determined by dividing such number of shares by the number of outstanding DMK shares of common stock immediately before the Effective Time. Notwithstanding the foregoing, the Merger Agreement also provides that if the foregoing calculation of the total number of shares of Adamis Common Stock issuable to DMK stockholders (including shares issuable upon conversion of the Series E Preferred without regarding to beneficial ownership conversion limitations) would result in the holders of Adamis Common Stock immediately before the Effective Time owning less than a majority of the total number of post-merger outstanding shares of Adamis Common Stock (including shares issuable upon exercise of assumed DMK stock options) after the Effective Time (the “Adamis Percentage Threshold”), then the number of Adamis shares issuable to the DMK stockholder pursuant to the Merger (and with respect to the Series E Preferred determined on an as-converted basis) will be a number such that the holders of Adamis Common Stock immediately before the Effective Time hold a number of shares of Adamis Common Stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

As contemplated by the Merger Agreement, Adamis intends to hold a special meeting of its stockholders and seek the approval of its stockholders to, among other things, vote on certain proposals the approval of which is necessary in order to effect the transaction, including a proposal to (a) issue the Merger Consideration Shares issuable in connection with the Merger, pursuant to the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and (b) amend the Company’s restated certificate of incorporation to effect a reverse stock split of the Adamis Common Stock, in a ratio to be set by the Adamis board of directors and, assuming the issuance of Merger Consideration Shares is approved and other closing conditions described in the Merger Agreement are satisfied, determined prior to the closing of the Merger. The reverse stock split is intended to provide sufficient shares in order to complete the transactions contemplated by the Merger Agreement as well as to increase the trading prices of the Company’s common stock in order to satisfy the minimum bid price requirements for continued listing of the Common Stock on the Nasdaq Capital Market.

The Merger Agreement contains a number of customary representations, warranties, and covenants of both parties, including, among others, covenants relating to (1) taking all action necessary to allow the respective companies’ stockholders to vote on proposals relating to the Merger, (2) non-solicitation of alternative acquisition proposals, (3) the conduct of their respective businesses during the period between the date of signing the Merger Agreement and the closing of the Merger, and (4) Adamis filing with the U.S. Securities and Exchange Commission (the “SEC”) after the closing of the Merger a registration statement or prospectus supplement covering the resale of shares of Adamis Common Stock that will be issued or issuable in connection with the Merger (the “Registration Statement”). The Merger Agreement provides that Adamis will pay certain actual, out-of-pocket transaction expenses incurred by DMK in connection with the transaction.

The Merger Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the Merger has not been completed by June 30, 2023; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the closing; (iii) if the Company’s or DMK’s stockholders fail to approve the proposals required to complete the transaction; (iv) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing; or (v) upon the occurrence of certain other triggering events as defined in the Merger Agreement.

Following the closing of the Merger, the Company’s executive officers are expected to include officers from the Company and DMK. Ebrahim (Eboo) Versi, M.D., Ph.D., the co-founder and chief executive officer of DMK, is expected to become chief executive officer of the Company; David J. Marguglio, the current chief executive officer and President of Adamis, is expected to continue as President of the Company; and David C. Benedicto is expected to continue as the chief financial officer of the Company.

The Merger Agreement provides that the board of directors of the Company after completion of the Merger will consist of two directors designated by DMK, and three directors designated by the Company which are expected to be three of the current Adamis independent directors. Immediately after the closing of the Merger, it is expected that the Board will be comprised of Howard C. Birndorf, Meera J. Desai, Ph.D. and Vickie Reed, who are currently serving as independent directors of the Company, as well as Dr. Versi and Jannine Versi, as the designees of DMK, with Dr. Versi serving as Chair of the Board.

The transaction was approved by the boards of directors of both companies. Subject to a number of potential uncertainties, including without limitation the preparation and filing of a preliminary and definitive proxy statement with the SEC, the approval of DMK’s and Adamis’ respective stockholders of proposals relating to the Merger transaction, and the satisfaction of other closing conditions, Adamis anticipates that the transaction will close during the second quarter of 2023.

Support Agreement

Concurrently with the execution of the Merger Agreement, the principal stockholder of DMK (solely in its capacity as a DMK stockholder), holding in excess of approximately 95% of the currently outstanding shares of DMK capital stock, has entered into a support agreement with Adamis, DMK, and Merger Sub to vote all of the shares of DMK capital stock held by the stockholder in favor of adoption of the Merger Agreement and against any alternative acquisition proposals (the “Support Agreement”).

Other

The Merger Agreement and form of Support Agreement are attached to this report as Exhibits 2.1 and 10.1, respectively. The foregoing descriptions of these documents do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement and the Support Agreement, which are incorporated herein by reference. The Merger Agreement has been attached as an exhibit to this Report to provide investors and securityholders with information regarding its terms. It is not intended to provide any other factual information about Adamis or DMK or to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. The assertions embodied in the representations and warranties contained in the Merger Agreement were made solely for the purpose of the Merger Agreement and solely for the benefit of the parties thereto in connection with the negotiated terms of the Merger Agreement, and are qualified by information in confidential disclosure schedules delivered by the parties in connection with the signing of the Merger Agreement.  Moreover, certain representations and warranties contained in the Merger Agreement were made as of a specified date, may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement, and may be subject to contractual standards of materiality different from what might be viewed as material to the Company’s stockholders. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company or DMK at the time they were made and should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with other information regarding the Company.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the transactions contemplated by the Merger Agreement, following the Effective Time of the Merger the Company will issue shares of Common Stock and Series E Preferred. The number and class of shares to be issued, the nature of the transaction and the nature and amount of consideration received by the Company, are described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. The shares to be issued by the Company in the Merger will be issued in a private placement exempt from registration under Section 4(a)(2) of the Act and Rule 506(b) of Regulation D, as the offer and sale of such securities does not involve a “public offering” as provided in Section 4(a)(2) of the Securities Act of 1933, as amended, and other applicable requirements are or will be satisfied.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

The disclosures set forth in Item 1.01 are incorporated by reference into this Item 5.02.

Change in Company Officers and Directors

The Merger Agreement contemplates that effective upon the closing of the Merger, David J. Marguglio and Richard C. Williams will resign from the Company’s (and subsidiaries’) board of directors (the “Board”) and committees of the Board on which they respectively served, which resignation will not have been the result of any disagreements with Adamis relating to the Adamis’ operations, policies or practices. The Merger Agreement also contemplates that effective upon the closing of the Merger, two directors designated by DMK will be appointed to the Board, that those directors will Dr. Versi and Jannine Versi, who currently are directors of DMK, and that Dr. Versi will become Chair of the Board. The Merger Agreement provides that prior to and effective upon the closing of the Merger, David J. Marguglio will resign as chief executive officer of Adamis and will continue as the President of Adamis, and Dr. Versi will be appointed as the chief executive officer of Adamis.

Ebrahim (Eboo) Versi, M.D., Ph.D.

Dr. Ebrahim “Eboo” Versi, age 70, has over 30 combined years of experience as a physician, practicing surgeon, academic, teacher, entrepreneur, investor, and senior executive. Dr. Versi has spent more than 20 years in the pharmaceutical and medical device industry, holding positions with both large and small pharmaceutical companies. During his career in the industry, Dr. Versi has been the inventor of several patents and the recipient of several NIH grants and has helped develop drugs and devices for a variety of indications. Dr. Versi founded DMK Pharmaceuticals in June 2016, serving as a member of the board of directors and became its chief executive officer in 2017. Dr. Versi founded Versi Group LLC in July 2005 and has served as its president since its inception. Versi Group LLC owns a portfolio of patents related to drug development and methods of delivery for various disease states including neuroscience, urology, and cardiology. From January 2021 to November 2022, Dr. Versi served as chairman of Dina Pharma Inc, a clinical-stage biopharmaceutical company. From April 2016 to December 2022, Dr. Versi served as chairman of Opus Therapeutics Inc., a company focused on developing drugs for urological disorders. Dr. Versi served as Consultant Chief Medical Officer from 2013 to 2014 for Taris Biomedical, Inc., a company developing a device for delivery of lidocaine to the bladder. From 2007 to 2009 Dr. Versi served as the Chief Medical Officer of Mt. Cook Pharma Inc., a company developing drugs for urology, analgesia, Parkinson’s Disease, and depression. From 2009 to 2011 Dr. Versi served as Vice President, Head of Drug Safety and Medical Affairs at Auxilium Pharmaceuticals Inc., a public biopharmaceutical company. From 2006 to 2007, Dr. Versi served as Senior Vice President of development of Plethora Solutions Holdings PLC (AIM:PLC), a urology company with development drug products and devices. From 2004 to 2005, Dr. Versi served as senior vice president of Odyssey Pharmaceuticals, a subsidiary of Pliva d.d., now a Teva company, where he was developing and marketing prescription drugs for a variety of medical conditions. From 2003 to 2004, Dr. Versi served as vice president of medical affairs of Yamanouchi Pharma America (now Astellas Pharma US, Inc.), a major Japanese pharmaceutical company with a focus on urological products. From 1998 to 2003, Dr. Versi served as Director of Urology and Women’s Health for Pharmacia (which merged with Pfizer), where he worked on raising awareness of bladder problems by changing the focus from urinary incontinence to overactive bladder (OAB). From 1997 to 1999, Dr. Versi served as consulting medical director for Eli Lilly and Company.

Dr. Versi received a BA, MA and DPhil (Ph.D.) in 1978 from Oxford University in the United Kingdom before obtaining his MB BChir (MD) degree from Cambridge University in 1980. Following medical school, Dr. Versi completed a residency and fellowship at Kings College Hospital and served as a Senior Registrar at the Royal London Hospital. He was then a Senior Lecturer and Consultant (Attending) at St. Thomas’ & Guys Hospitals before moving to the U.S. to accept an academic position as Associate Professor at Harvard Medical School which he held from 1993 to 1999. At Harvard, he set up the first urogynecology program at the Brigham & Women’s Hospital and served as its Chief of Urogynecology. Since leaving Harvard, Dr. Versi has planned and executed clinical programs for multiple products that are currently marketed. Dr. Versi is an internationally recognized opinion leader with more than 100 scientific publications.

Jannine Versi

Jannine Versi, age 37, has served as a director of DMK since October 2017. In 2019, Ms. Versi co-founded Elektra Health, a privately-held healthcare technology company focused on women’s health, and menopause in particular. She currently serves as the chief operating officer of Elektra Health. Prior to Elektra Health, Ms. Versi was on the founding team and served as vice president of clinical programs and partnerships at Cityblock Heath, a healthcare technology company, from 2017 to 2019. From 2014 to 2016, Ms. Versi served as Chief of Staff to the Under Secretary of Commerce for International Trade in the U.S. Department of Commerce as part of the Obama administration. Ms. Versi worked at Google from 2009 to 2012, reporting to Google’s global marketing leadership in California and in the United Kingdom. Ms. Versi graduated magna cum laude from the University of Pennsylvania in 2007 and received an M.B.A. from Harvard Business School in 2014. From 2007 to 2008, Ms. Versi was a Fulbright Scholar conducting economic research in India. In 2021, Ms. Versi was a recipient of Harvard Business School’s Blavatnik Fellowship in Life Science Entrepreneurship.

Ms. Versi is the daughter of Dr. Versi. With that exception, there are no family relationships among any of the new persons expected to become directors or officers upon the closing of the Merger. Dr. Versi is a stockholder and option holder of DMK and will receive Merger Consideration Shares pursuant to the Merger, and DMK stock options held by Dr. Versi will be assumed by the Company pursuant to the Merger and the transactions contemplated by the Merger Agreement. Ms. Versi is the trustee of a member of Versi Group, LLC, a shareholder in DMK, and personally holds options to purchase shares of DMK common stock, which options will be assumed by the Company pursuant to the Merger and the transactions contemplated by the Merger Agreement.

Item 7.01	Regulation FD Disclosure.

On February 27, 2023, Adamis issued a press release announcing the signing of the Merger Agreement. A copy of the press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release and the information set forth therein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Forward-Looking Statements

This Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 contain forward-looking statements based upon Adamis’ and DMK’s current expectations. This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Adamis and DMK have based these forward-looking statements largely on their then-current expectations and projections about future events, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of Adamis’ and DMK’s control, and actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Adamis’ and DMK’s ability to obtain the stockholder approval required to consummate the proposed Merger and the timing of the closing of the proposed Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Merger will not occur; (ii) the outcome of any current legal proceedings or future legal proceedings that may be instituted against either of the parties or others, including proceedings related to the Merger Agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (iv) unanticipated difficulties or expenditures relating to the proposed Merger, the response of business partners and competitors to the announcement of the proposed Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger; (v) whether the combined business of DMK and Adamis will be successful; and (vi) those risks detailed in Adamis’ most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Adamis from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Neither Adamis nor DMK can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Adamis and DMK undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Additional Information about the Merger and Where to Find It

Adamis intends to file a proxy statement in connection with the proposed transaction. Investors and stockholders are urged to read this filing when it becomes available because it will contain important information about the transaction. This Current Report on Form 8-K does not constitute an offer of any securities for sale or the solicitation of any proxy. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, ADAMIS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders may obtain free copies of the proxy statement and other relevant documents (when they become available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at: www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the Securities and Exchange Commission by Adamis by contacting David C. Benedicto, Adamis’ chief financial officer, at (858) 997-2400.

Participants in the Solicitation

Adamis and DMK, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the companies’ stockholders in connection with the proposed transaction. Information regarding the interests of directors and executive officers in the transaction will be included in the proxy statement to be filed by Adamis. Investors and security holders are urged to read the Company’s proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. Additional information regarding directors and executive officers of Adamis is also included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, and, when it becomes available, its annual report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission, which is available as described above.

No Offer or Solicitation

This Current Report on Form 8-K is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in contravention of applicable law. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 24, 2023, by and among Adamis Pharmaceuticals, Inc., Adamis Merger Sub, Inc., and DMK Pharmaceuticals Corporation. *

10.1	Form of Support Agreement, dated February 24, 2023, by and among Adamis Pharmaceuticals, Inc., Aardvark Merger Sub, Inc., DMK Pharmaceuticals Corporation, and certain stockholders of DMK Pharmaceuticals Corporation.

99.1	Press release dated February 27, 2023.

* Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any exhibits or schedules so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: February 27, 2023	By:	/s/ David J. Marguglio
	Name:	David J. Marguglio
	Title:	Chief Executive Officer